Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in each of the Registration Statements of BioDelivery Sciences International, Inc. (the “Company”) on Form S-3 (No. 333-133629), on Form S-3 (No. 333-133630), on Form S-3 (No. 333-135746), on Form S-3 (No. 333-143247), on Form S-3 (No. 333-149671), on Form S-3 (No. 333-157173), on Form S-3 (No. 333-156839), and on Form S-8 (No. 333-143590) of our report, dated March 20, 2009, relating to the consolidated financial statements of the Company which appear in this Form 10-K, as amended.

/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.

Tampa, Florida

April 6, 2009